Exhibit 99.B(J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of the Multi-Cap Core Equity Fund, Commodities Fund, Absolute Return Strategies Fund, and Hedged Equity Fund (four of the funds of the Rydex Variable Trust), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
August 30, 2006